EXHIBIT 99.1

SYSCO                                                             [COMPANY LOGO]
--------------------------------------------------------------------------------
SYSCO Corporation
1390 Enclave Parkway                                                NEWS RELEASE
Houston, Texas 77077-2099
(281) 584-1390                                 FOR MORE INFORMATION
                                               CONTACT:    John M. Palizza
                                                           Assistant Treasurer
                                                           (281) 584-1308


                  SYSCO'S FIRST QUARTER DILUTED EPS RISE 14.3%
                           ON SALES INCREASE OF 11.0%

     HOUSTON, OCTOBER 27, 2003 -- SYSCO Corporation (NYSE: SYY), North America's leading foodservice marketer and distributor, today announced results for the first quarter of fiscal year 2004 for the period ended September 27, 2003.

FIRST  QUARTER  HIGHLIGHTS:

     o Diluted earnings per share rose 14.3% to $0.32 compared to $0.28 in the same period last year
     o Net earnings climbed 14.4% to $208.8 million vs. $182.6 million in last year's first quarter
     o Sales increased 11.0% to $7.1 billion vs. $6.4 billion in last year's first quarter
     o Operating expenses as a percent to sales improved to 14.36% compared to last year's 14.95%
     o Acquisitions contributed 1.9 percent to overall sales growth, compared to 5.4 percent last year
     o| Marketing associate-served sales as a percentage of traditional broadline sales in the U.S. was 56.0% compared to 56.4% last year
     o SYSCO Brand items accounted for 56.9% of marketing associate-served sales and 48.8% of all traditional broadline company sales in the U.S.

     Richard J. Schnieders, SYSCO's chairman and chief executive officer, said, "The diligent efforts of our 47,400 associates, including their daily focus on the success of our customers, resulted in a strong first quarter performance. Despite facing a headwind of inflation and a tough comparison against last year's extremely robust first quarter, each operating segment of our company performed impressively as we began our new fiscal year."

     Mr. Schnieders noted that inflation, as measured by the company's rise in food costs compared to the same period a year ago, was 5.0 percent. This was primarily attributable to rising prices in the meat, dairy, poultry and canned and dry categories and compares to food cost deflation of 2.2 percent experienced at the end of last year's first fiscal quarter.

     "Rising food cost inflation, as well as a change in customer and product mix, lowered our gross margins by 41 basis points. This was offset by operating expenses, which as a percent to sales declined 59 basis points in the quarter," Mr. Schnieders continued. "It's important to note that while inflation impacted our cost of goods, it did not affect our fixed expenses and for the fourth consecutive quarter we have leveraged operating expenses to generate increased operating income. This is a direct result of our continued technology optimization and the success of our training programs - both of which continue to allow our companies to enhance their warehouse, routing and delivery functions."

     Thomas E. Lankford, SYSCO's president and chief operating officer, added, "During the first quarter we continued improving our performance in many of the key efficiency metrics that we monitor at our distribution locations. Pieces per stop, lines per stop and pieces per trip each had significant incremental gains, and we also experienced reductions in areas including warehouse costs, selection errors, inventory shrinkage and out of stocks. This performance is a testament not only to our technology systems, but also to the success of our efforts to understand our customers' needs and remain focused on our mission to help them succeed."



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

     Mr. Lankford added that other first quarter highlights included the purchase of certain assets of Massachusetts-based Luzo's Foodservice and the purchase of certain foodservice assets in Stockton, California from Smart & Final. SYSCO also continued internal geographic expansion efforts with the announcement that a foldout operation would be constructed in Fargo, North Dakota to serve that growing market.

     "Strategic investment in our business remains a fundamental component to our growth initiatives," continued Mr. Lankford. "Accordingly, capital expenditures for the first quarter totaled $103.1 million and we project capital expenditures in the range of $490 million for the fiscal year. Our National Supply Chain project progressed according to plan during the quarter and to date $113 million has been expended on the project since it began in fiscal 2002." Mr. Lankford also added that first quarter expenditures for the Northeast Redistribution Center, which is expected to begin operations in the fall of 2004, were $31 million, $22 million of which was capitalized.

     "We have the right people and the proper strategies in place," concluded Mr. Lankford. "SYSCO continues to grow at a rate above the industry, and we remain confident that we are positioned for continued future growth and market share gains."

     SYSCO is the largest foodservice marketing and distribution organization in North America, providing food and related products and services to approximately 420,000 restaurants, healthcare and educational facilities, lodging establishments and other foodservice customers. The company generated sales of $26.1 billion for the fiscal year ended June 28, 2003. SYSCO's operations are located throughout the United States and Canada and include broadline companies, specialty produce, meat, Asian foodservice and hotel supply operations and SYGMA, the company's chain restaurant distribution subsidiary. For more information about SYSCO visit the company's Internet home page at www.sysco.com. As previously announced, SYSCO's first quarter 2004 earnings conference call will be held at 10:00 a.m. eastern time on Monday, October 27, 2003. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com under Investor Relations.

Forward-Looking Statements
     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding SYSCO's ability to continue to profitably grow its business, improve its operational efficiencies and performance and gain market share, as well as statements regarding capital expenditures and the expected timing, cost and benefits of its national supply chain project and northeast redistribution center. These statements involve risks and uncertainties and are based on management's current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include the risks relating to the foodservice distribution industry's relatively low profit margins and sensitivity to general economic conditions, including the current economic environment; SYSCO's leverage and debt risks; the successful completion of acquisitions and integration of acquired companies; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; construction schedules; management's allocation of capital and the timing of capital purchases such as fleet and equipment; competitive conditions; labor issues; and internal factors such as the ability to control expenses. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's Annual Report on Form 10-K for the fiscal year ended June 28, 2003 as filed with the Securities and Exchange Commission.

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


                                                  SYSCO CORPORATION
                                   CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
                                        (In Thousands Except for Share Data)
                                                                        FOR THE 13-WEEK PERIOD ENDED
                                                           --------------------------------------------------------
                                                               SEPTEMBER 27, 2003              SEPTEMBER 28, 2002
                                                           --------------------------      ------------------------
Sales                                                                 $7,134,281                      $6,424,422
Costs and expenses
    Cost of sales                                                      5,753,767                       5,154,704
    Operating expenses                                                 1,024,336                         960,635
    Interest expense                                                      18,631                          16,828
    Other, net                                                            (1,983)                         (3,412)
                                                           --------------------------      ------------------------
Total costs and expenses                                              6,794,751                        6,128,755
                                                           --------------------------      ------------------------
Earnings before income taxes                                             339,530                         295,667
Income taxes                                                             130,719                         113,093
                                                           --------------------------      ------------------------
Net earnings                                                           $ 208,811                      $  182,574
                                                           ==========================      ========================
Basic earnings per share                                                $   0.32                       $    0.28
                                                           ==========================      ========================
Diluted earnings per share                                              $   0.32                       $    0.28
                                                           ==========================      ========================
Average shares outstanding                                           645,862,376                     654,176,221
                                                           ==========================      ========================
Diluted average shares outstanding                                   657,274,982                     663,542,498
                                                           ==========================      ========================
--------------------------------------------------------------------------------------------------------------------
Comparative segment sales data for the first quarter of fiscal years 2004 and 2003 are summarized below.

($000)                                                              FOR THE 13-WEEK PERIOD ENDED
                                                           --------------------------------------------------------
                                                                SEPTEMBER 27, 2003            SEPTEMBER 28, 2002
                                                           --------------------------      ------------------------
SALES
    Broadline                                                      $ 5,827,089                      $  5,321,257
    SYGMA                                                              824,563                           709,584
    Other                                                              561,460                           451,350
    Intersegment Sales                                                (78,831)                          (57,769)
                                                           --------------------------      ------------------------
Total Sales                                                     $   7,134,281                       $  6,424,422
                                                           ==========================      ========================
--------------------------------------------------------------------------------------------------------------------
Comparative SYSCO Brand Sales and Marketing Associate-Served Sales data for the first  quarter  of fiscal  years  2004 and 2003 is summarized below.
                                                                               FOR THE 13-WEEK PERIOD ENDED
                                                           --------------------------------------------------------
                                                                SEPTEMBER 27, 2003         SEPTEMBER 28, 2002
                                                           --------------------------      ------------------------
SYSCO Brand Sales as a % of MA-Served Sales                                   56.9%                     56.5%
SYSCO Brand Sales as a % of Total
   Traditional Broadline Sales                                                48.8%                     48.9%
MA-Served Sales as a % of Total Traditional
   Broadline Sales                                                            56.0%                     56.4%
All SYSCO Brand and Marketing Associate-Served Sales data excludes Canadian operations
--------------------------------------------------------------------------------------------------------------------

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
                                                 SYSCO CORPORATION
                                      CONSOLIDATED BALANCE SHEETS (Unaudited)
                                                   (In Thousands)
                                                                    September 27, 2003         September 28, 2002
                                                               --------------------------    -----------------------
ASSETS
Current assets
   Cash                                                                      $  221,544               $  163,189
   Receivables                                                                2,123,716                1,869,128
   Inventories                                                                1,313,497                1,226,885
   Deferred taxes                                                                53,983                   41,699
   Prepaid expenses                                                              63,433                   73,030
                                                               --------------------------    -----------------------
     Total current assets                                                     3,776,173                3,373,931

Plant and equipment at cost, less depreciation                                1,958,067                1,718,941

Other assets
   Goodwill and intangibles                                                   1,156,358                  922,491
   Restricted cash                                                              125,877                   57,000
   Other                                                                        197,719                  173,094
                                                               --------------------------    -----------------------
      Total other assets                                                      1,479,954                1,152,585
                                                               --------------------------    -----------------------
Total assets                                                                $ 7,214,194               $6,245,457
                                                               ==========================    =======================

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
   Notes payable                                                              $  87,967                $  50,016
   Accounts payable                                                           1,674,898                1,420,276
   Accrued expenses                                                             653,848                  544,668
   Accrued income taxes                                                         351,826                   38,241
   Current maturities of long-term debt                                          21,967                   13,474
                                                               --------------------------    -----------------------
     Total current liabilities                                                2,790,506                2,066,675

Other liabilities
   Long-term debt                                                             1,195,282                1,265,938
   Deferred taxes                                                               632,939                  554,690
   Other long-term liabilities                                                  270,873                  164,469
                                                               --------------------------    -----------------------
     Total other liabilities                                                  2,099,094                1,985,097

Contingencies
Shareholders' equity
   Preferred stock                                                                    -                        -
   Common stock, par $l per share                                               765,175                  765,175
   Paid-in capital                                                              278,251                  233,727
   Retained earnings                                                          3,511,438                2,992,849
   Other comprehensive loss                                                    (152,770)                (65,435)
   Treasury stock                                                            (2,077,500)             (1,732,631)
                                                               --------------------------    -----------------------
   Total shareholders' equity                                                 2,324,594                2,193,685
                                                               --------------------------    -----------------------
Total liabilities and shareholders' equity                                   $7,214,194               $6,245,457
                                                               ==========================    =======================


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

                                                   SYSCO CORPORATION
                                          CONSOLIDATED CASH FLOWS (Unaudited)
                                                    (In Thousands)
                                                                              For the 13-Week Period Ended
                                                                   ----------------------------------------------------
                                                                        September 27, 2003         September 28, 2002
                                                                   --------------------------    ----------------------
Cash flows from operating activities:
  Net earnings                                                                  $ 208,811                 $ 182,574
  Add non-cash items:
      Depreciation and amortization                                                69,679                    65,796
      Deferred tax provision                                                      128,924                   105,609
      Provision for bad debts                                                       7,332                     7,546
  Additional  investment in certain assets and  liabilities,  net of effect of businesses acquired:
      (Increase) in receivables                                                   (110,285)                 (115,847)
      (Increase) in inventories                                                    (77,681)                 (109,016)
      (Increase) in prepaid expenses                                               (11,056)                  (31,064)
       Increase in accounts payable                                                39,307                    70,946
      (Decrease) in accrued expenses                                               (45,007)                  (59,082)
      (Decrease) increase in accrued income taxes                                   (9,968)                   2,342
      (Increase) decrease in other assets                                          (14,016)                   7,433
                                                                   --------------------------    ----------------------
    Net cash provided by operating activities                                     186,040                   127,237
                                                                   --------------------------    ----------------------
Cash flows from investing activities:
  Additions to plant and equipment                                                (103,056)                  (88,025)
  Proceeds from sales of plant and equipment                                        1,283                     4,782
  Acquisition of businesses, net of cash acquired                                  (31,640)                      (48)
  Increase in restricted cash                                                      (45,000)                  (25,000)
                                                                   --------------------------    ----------------------
    Net cash used for investing activities                                        (178,413)                 (108,291)
                                                                   --------------------------    ----------------------
Cash flows from financing activities:

  Bank and commercial paper borrowings                                             (63,765)                  75,509
  Other debt repayments                                                             (3,150)                   (2,502)
  Common stock reissued from treasury                                              55,428                    41,936
  Treasury stock purchases                                                         (39,764)                 (109,899)
  Dividends paid                                                                   (71,257)                  (59,240)
                                                                   --------------------------    ----------------------
    Net cash used for financing activities                                        (122,508)                  (54,196)
                                                                   --------------------------    ----------------------
Effect of exchange rate changes on cash                                             (1,022)                       -
                                                                   --------------------------    ----------------------
Net decrease in cash                                                              (115,903)                  (35,250)
Cash at beginning of period                                                       337,447                   198,439
                                                                   --------------------------    ----------------------
Cash at end of period                                                           $ 221,544                 $ 163,189
                                                                   ==========================    ======================
Cash paid during the period for:
  Interest                                                                      $  12,274                  $  7,938
  Income taxes                                                                     10,696                     8,268


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